Exhibit 99.1

AeroVironment Announces Establishment of

10b5-1 Trading Plan by Chairman

SIMI VALLEY, Calif., Dec. 14, 2018 — AeroVironment, Inc. (NASDAQ:AVAV) today announced its chairman of the board, Timothy E. Conver, as trustee of The Conver Family Trust, has established a pre-arranged stock trading plan to sell a portion of company stock held by the Trust over a specific period of time. The stock trading plan is part of a long-term strategy for asset diversification and liquidity and was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and AeroVironment’s policies with respect to employee stock transactions.

Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce market impact and can avoid concerns about whether they had material, non-public information when they sold their stock.

Under the Rule 10b5-1 Plan, the Trust may sell up to 600,000 shares over a period of approximately twelve months. If the Trust completes all the planned sales under the Rule 10b5-1 Plan, Mr. Conver would beneficially own approximately 1,406,282 shares of AeroVironment common stock (including all options currently exercisable by Mr. Conver), or approximately 5.9 percent of the company’s current outstanding shares. The transactions under this plan will commence no earlier than January 2019 and will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. The Form 4 filings will also be posted on AeroVironment’s website.

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About AeroVironment, Inc.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty. Based in California, AeroVironment is a global leader in unmanned aircraft systems and tactical missile systems, and serves defense, government, and commercial customers. For more information visit www.avinc.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to perform under existing contracts and obtain additional contracts; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com

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